ARMOUR RESIDENTIAL REIT, INC. ANNOUNCES RESUMPTION
OF MONTHLY COMMON DIVIDENDS WITH JUNE DIVIDEND OF $0.09 PER COMMON SHARE AND CONFIRMS SERIES C PREFERRED DIVIDEND

VERO BEACH, Florida – May 19, 2020 – ARMOUR Residential REIT, Inc. (NYSE: ARR and ARR-PRC) (“ARMOUR” or the “Company”) today announced the resumption of monthly dividends for the Company’s common stock. In response to the economic disruption related to the COVID-19 pandemic, ARMOUR previously announced that the Company would move to a quarterly dividend on its common stock for the second quarter of 2020. With today’s announcement, the Company is returning directly to its policy of paying common stock dividends monthly. ARMOUR anticipates announcing July common dividends in late June.
June 2020 Common Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
June 2020	$0.09	June 15, 2020	June 29, 2020
The Company today also confirms the June 2020 cash dividend for the Company's Series C Preferred Stock.
June 2020 Series C Preferred Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
June 2020	$0.14583	June 15, 2020	June 29, 2020
Certain Tax Matters
ARMOUR has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, ARMOUR is required to timely distribute substantially all of its ordinary REIT taxable income. Dividends paid in excess of current tax earnings and profits for the year will generally not be taxable to common stockholders.
About ARMOUR Residential REIT, Inc.
ARMOUR invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate residential mortgage-backed securities issued or guaranteed by U.S. Government-sponsored enterprises (“GSEs”) or guaranteed by the Government National Mortgage Association. The Company has liquidated a substantial majority of its legacy portfolio of unguaranteed mortgage-backed securities. ARMOUR is externally managed and advised by ARMOUR Capital Management LP, an investment advisor registered with the Securities and Exchange Commission (“SEC”).
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

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ARR Announces Resumption of Monthly Common Dividends With June Dividend of $0.09 Per Common Share and Confirms Series C Preferred Dividend

May 19, 2020

Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s internet site at www.sec.gov, or the Company website at www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.
Investor Contact:
James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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